EXHIBIT 99(a)(1)




                         Independent Accountants' Report

The Board of Directors
CitiFinancial Mortgage Company, Inc.:

We have examined CitiFinancial Mortgage Company, Inc.'s (the Company) compliance with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers as of and for the year ended December 31, 2005. The portfolios covered by this assertion include CitiFinancial Mortgage Securities Inc. REMIC Pass-Through Certificates, Series 2002-1, 2003-1, 2003-2, 2003-3, 2003-4, and 2004-1.
Management is responsible for the Company's compliance with those minimum servicing standards. Our responsibility is to express an opinion on CitiFinancial Mortgage Company, Inc.'s compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the minimum servicing standards specified above and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the minimum servicing standards.

Our examination disclosed the following material noncompliance with the minimum servicing standards regarding mortgagor accounting applicable to CitiFinancial Mortgage Company, Inc. during the year ended December 31, 2005. Adjustments to ARM loans were not made in accordance with the related mortgage note and any ARM rider. Specifically, interest rates were not updated with the most recent index rate when the scheduled rate change date occurred on a non-business day. Additionally, for some loans the specified rate index per the loan documents was not reflected correctly in the servicing system.

In our opinion, except for the material noncompliance described in the third paragraph, CitiFinancial Mortgage Company, Inc. complied in all material respects with the aforementioned minimum servicing standards as of and for the year ended December 31, 2005.

                         /s/ KPMG LLP


Dallas, Texas
March 24, 2006